Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Unitholders and Board of Trustees

Elfun Funds:

We consent to the use of our report, dated February 25, 2011, incorporated in this Registration Statement by reference, for the Elfun Trusts, Elfun International Equity Fund, Elfun Income Fund, Elfun Tax-Exempt Income Fund, Elfun Diversified Fund, and Elfun Money Market Fund, each a series of Elfun Funds, and to the references to our firm under the captions “Financial Highlights” in the prospectus and “Independent Registered Public Accountants” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

April 28, 2011